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SHARE PURCHASE AND SALE AGREEMENT

This SHARE PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of December 13, 2012, by and between Mr. Cai Yangbo, a citizen of Hong Kong (“Mr. Cai”) who is the owner of 22,467,568 shares of common stock (the “Transfer Shares”) of Asia Green Agriculture Corporation, a Nevada corporation (the “Company”), and Mr. Zhan Youdai, a citizen of the PRC and resident of the Philippines (“Mr. Zhan”), with respect to the following facts:

A. Mr. Cai and Mr. Zhan are parties to that certain Option Agreement dated August 20, 2010, as amended by that certain Amendment No. 1 to the Option Agreement dated August 17, 2012 (collectively, the “Option Agreement”) pursuant to which Mr. Cai granted Mr. Zhan an option (the “Option”) to purchase the Transfer Shares.

B. Mr. Zhan has indicated to Mr. Cai that he is willing to acquire the Transfer Shares, but in light of market conditions and the decline in the market price of the shares in the Company, he wishes to purchase the Transfer Shares at the current market value (i.e., the trading price of the Transfer Shares); and he is unwilling to purchase the Transfer Shares pursuant to the terms of the Option Agreement.

C. Mr. Cai desires to sell the Transfer Shares to Mr. Zhan at this time for the current market value.

NOW, THEREFORE, in consideration of the foregoing, the promises and mutual covenants herein contained and intending to be legally bound, the parties hereby agree as follows:

AGREEMENT

1. Sale and Purchase of the Transfer Shares. On the basis of the covenants contained in this Agreement, Mr. Cai agrees to sell to Mr. Zhan, and on the basis of the covenants contained in this Agreement, and subject to the terms and conditions contained in this Agreement, Mr. Zhan agrees to purchase from Mr. Cai the Transfer Shares, which constitute approximately sixty-one percent (61%) of the equity interest in the Company.

2. Purchase Price. The purchase price of each of the Transfer Shares shall be the closing market price (the “Per Share Purchase Price”) on the business day prior to the day of the Closing (as defined below) multiplied by the number of Transfer Shares (the “Aggregate Purchase Price”), which is approximately US$0.50 per share for an aggregate purchase price of US$11,233,784 for all of the Transfer Shares.

3. Delivery and Payment.

3.1. The purchase and sale of the Transfer Shares shall take place remotely via the exchange of documents and signatures at such time and place as Mr. Cai and Mr. Zhan mutually agree upon (which time and place are designated as the “Closing”).

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3.2. At the Closing, payment of the Aggregate Purchase Price by Mr. Zhan shall be made by remittance of immediately available funds to a bank account designated by Mr. Cai.

3.3. At the Closing, Mr. Cai shall deliver to Mr. Zhan share certificate or certificates representing the Transfer Shares being purchased by Mr. Zhan, and an appropriate entry shall be entered on the transfer books of the Company.

4. Termination of Option Agreement. At the Closing, the Option Agreement shall terminate in its entirety and shall no longer have any further force or effect on the parties.

5. Representations and Warranties.

5.1. Mr. Cai represents that he is the sole legal and beneficial owner of the Transfer Shares. Subject to Section 11 of this Agreement, Mr. Cai will, at Closing, sell, transfer, and deliver the full legal and beneficial ownership of the Transfer Shares free from all Encumbrances and with all rights now and hereafter relating to the Transfer Shares. For purposes of this Agreement, “Encumbrances” mean a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect and any agreement or obligation to create or grant any of the foregoing.

5.2. Mr. Zhan acknowledges that he is purchasing the Transfer Shares pursuant to a private sale exemption from registration under the U.S. Securities Act of 1933, as amended (the “Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from the registration requirements of the Act.

5.3. Mr. Zhan hereby confirms, that the Transfer Shares to be acquired by Mr. Zhan will be acquired for investment for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that he has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Mr. Zhan further represents that he does not presently have any contract, undertaking, agreement, or arrangement with any person or entity to sell, transfer, or grant participations to such person or entity or to any third person or entity, with respect to any of the Transfer Shares.

5.4. Mr. Zhan understands that the Transfer Shares have not been, and will not be, registered under the Act, by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Mr. Zhan’s representations as expressed herein. Mr. Zhan understands that the Transfer Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, he must hold the Transfer Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Mr. Zhan acknowledges that the Company has no obligation to register or qualify the Transfer Shares or its conversion shares for resale. He further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Transfer Shares, and on requirements relating to the Company which are outside of his control, and which the Company is under no obligation and may not be able to satisfy. Mr. Zhan understands that this offering is not intended to be part of the public offering, and that he will not be able to rely on the protection of Section 11 of the Act.

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6. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by facsimile or certified mail to the addresses of the respective parties hereto as specified on the signature page hereto, or to such other address as either party hereto may hereinafter duly give to the other.

7. Assignment. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters herein, and cannot be amended, modified, or terminated except by an agreement in writing executed by the parties hereto.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to the conflicts of law principles thereof.

10. Further Assurances. Each of the parties to this Agreement will use his best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

11. Make Good Shares. Certain of the Transfer Shares (the “Escrow Shares”) are subject to certain restrictions on transfer pursuant to the terms of Section 4.7 of that certain Securities Purchase Agreement dated July 23, 2010 by and among the Company and certain investors signatory thereto and that certain Make Good Escrow Agreement dated August 20, 2010 by and among the Company, Mr. Cai and Securities Transfer Corporation. Mr. Cai shall, to the extent permissible, transfer the beneficial ownership of the Escrow Shares to Mr. Zhan, and Mr. Cai shall use his best effort to take all action necessary, obtain all of the proper consents, and to take any appropriate steps to implement the transfer contemplated under this Agreement; provided, however, that with respect to the Escrow Shares, Mr. Zhan shall be bound by the terms of the Securities Purchase Agreement and the Make Good Escrow Agreement in accordance with the relevant terms and conditions therein.

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[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

Cai Yangbo	Zhan Youdai

/s/ Cai Yangbo	/s/ Zhan Youdai

Address:	Address:
Unit C, 26/F, Block 11	Asia Green Agriculture Corporation
City Garden	Shuinan Industrial Area
Electric Road	Songxi County
North Point	Fujian Province 353500
Hong Kong	The People’s Republic of, China